Exhibit 99.1

For Immediate Release

Pitney Bowes Calls for Redemption of all of its Outstanding
4% Convertible Cumulative Preferred Stock
and $2.12 Convertible Preference Stock

STAMFORD, Conn., April 22, 2019 - Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, finance, and data, today called for redemption of all of its outstanding shares of 4% Convertible Cumulative Preferred Stock and $2.12 Convertible Preference Stock.
The 4% Convertible Cumulative Preferred Stock and $2.12 Convertible Preference Stock will be redeemed on June 18, 2019. The redemption price for the 4% Convertible Cumulative Preferred Stock will be $50 per share, plus the portion of the quarterly dividend accrued as of June 18, 2019 and any unpaid dividends. The redemption price for the $2.12 Convertible Preference Stock will be $28 per share, plus the portion of the quarterly dividend accrued as of June 18, 2019 and any unpaid dividends.
Holders of the 4% Convertible Cumulative Preferred Stock have the right to convert each share of 4% Convertible Cumulative Preferred Stock into 24.24 shares of PBI common stock in lieu of the redemption prior to 5:00 PM Eastern Time on June 18, 2019. Holders of the $2.12 Convertible Preference Stock have the right to convert each share of $2.12 Convertible Preference Stock into 16.53 shares of PBI common stock in lieu of the redemption prior to 5:00 PM Eastern Time on June 17, 2019.
A notice of redemption containing additional information regarding the redemption and the conversion rights will be delivered to all holders of the 4% Percent Convertible Cumulative Preferred Stock and $2.12 Convertible Preference Stock.
About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; office mailing and shipping; presort services; location data; customer information and engagement software; services; and financing. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Exhibit 99.1

Forward Looking Statements
This press release contains “forward-looking statements” about the Company’s intention to redeem the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause the Company's actual results to differ materially from those included in the Company's forward-looking statements. Please see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

CONTACTS

Bill Hughes – Media Relations             Adam David – Investor Relations
203-351-6785                        203-351-7175
William.Hughes@pb.comAdam.david@pb.com